Exhibit 10.12

Mike Zdanowski

4 Hastings Court

Fort Salonga, NY 11768

September 29, 2020

RE: Offer for employment

Dear Mike,

We are pleased to offer you the role of Chief Technology Officer at Talaris Therapeutics, Inc. (the “Company”). Pending a successful background check, we would like you to start as soon as practicable.

Role and primary responsibilities.

The Chief Technology Officer will be responsible for overseeing all of the Company’s manufacturing and quality operations, as well as our cell processing facility. You will report to the Chief Executive Officer. You may fulfill your responsibilities primarily from your home, although it is expected that travel to our Louisville cell processing facility will be required, on average, at least 1 week per month (and potentially more often as required), once such travel is reasonably determined by the Company to be safe and appropriate. Talaris will cover all reasonable expenses related to this travel.

Your employment will be ‘at will,’ and, as a condition of your employment, we will require you to execute our standard Restricted Covenant Agreement, a form of which is attached.

Cash compensation.

Your base salary will be $320,000 per year, paid semi-monthly, subject to any applicable federal or state withholdings.

You will be eligible for a target annual performance bonus of up to 30% of your base salary actually earned in a given calendar year, payable in the first quarter of each subsequent calendar year if you are still employed by the Company at the time such bonus is paid. The actual amount of your bonus will be determined by senior management based upon your and the Company’s performance against objectives. You will also be eligible to participate fully in all the Company’s employee benefit plans, including 401k and paid time off in accordance with the Company’s then-applicable policy. A summary of our benefit plans is attached for your review.

If you are terminated without cause at any time after the four-month anniversary of your start date, you shall be eligible to receive severance of six (6) months of your base salary, payable in monthly installments, contingent upon you signing a standard release that is consistent with the company’s policies.

Option grant.

In addition, you will receive an initial grant of options (“Options”) to acquire 1,200,000 shares of common stock of the Company at fair market value at the time of grant. You may also receive future additional grants of Options, based on both your and the Company’s performance.

All Options will be issued in accordance with the Company’s Option Plan, which contemplates vesting in monthly installments over four years, with a 12-month cliff for the first 25% of vesting for the initial grant.

Once again, Mike, I’d like to express my great excitement about you joining the Company in this vital and critical role. Welcome to Team Talaris!

Sincerely,

/s/ Scott Requadt
Scott Requadt
CEO

Accepted and agreed as of Sept 30, 2020:

Signature:

/s/ Mike Zdanowski
Mike Zdanowski